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                                                                      EXHIBIT 99


                                   SAFE HARBOR

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation in many instances for forward-looking statements. Such statements must be accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those that might be projected. This exhibit to the Registrant's Form 10-Q is being filed in order to adhere to the provisions of this Act by providing the following cautionary statements:

Risk Factors Affecting Comair Holdings, Inc.

         The Company's business operations and strategy are subject to a number of uncertainties and risks which could cause the actual results to differ materially from projected results. It is not possible to list all of the many factors and events that could cause the actual results to differ materially from the projected results. Such factors may include, but are not limited to: competitive factors such as the airline pricing environment, the capacity decisions of other airlines, and the presence of low-cost, low-fare carriers; the willingness of customers to travel; general economic conditions; changes in jet fuel prices; availability of aircraft; unplanned increases in financing or other costs; higher employment costs resulting from the amendment of collective bargaining agreements; effects of the Year 2000 problem; continued low unemployment levels; and/or actions by the United States and foreign governments.